Filed pursuant to Rule 433
Registration Statement No. 333-148982

The text below is being sent out in an e-mail to Zion’s database:

Dear Shareholder and/or Friend of Zion

With the financial world, once again, in turmoil, Zion's recent Press Release (see below) certainly made me stop and think.

Although we have yet to bring commercial amounts of oil and gas to the surface, we have kept to our word and established two Charitable Foundations, so that they are ready for that great day, hopefully, in the not too distant future.

I believe that this demonstrates our faith in our work in Israel, as we have now established the basket that will receive some of the fruits of our labour, even before those fruits have arrived. “Honour the Lord with thy substance, and with the first fruits of all thine increase:  So shall thy barns be filled with plenty, and thy presses shall burst out with new wine.”  (Proverbs 3:9-10)

To achieve our goals, we are now deeply involved in planning the detail regarding the importation into Israel of the 2,000 horsepower drilling rig needed for the Ma'anit-Rehoboth #2 well, scheduled to commence in September 2008. After having signed a Protocol for the rig with Aladdin Middle East Ltd (AME) in June, we are finding them a pleasure to work with.

Next week, during July 21-24, together with a small team from Zion, I will be in Washington DC, as we proudly support the 'Night to Honor Israel' banquet at the Third Annual Washington-Israel Summit of Christians United for Israel (CUFI) and CUFI's educational and public policy work in support of Israel. (Isaiah 62:1-4) Daystar will air the banquet on Tuesday, July 22, 2008 at 7:30 pm central time.

Our public offering of $10 Units in Zion Oil & Gas Inc is still available and if you have any questions regarding it, please contact us. The full details regarding the offer are set out in the Prospectus which is available for you on our website www.zionoil.com , but If you prefer a printed copy, please call: 1-888-TX1-ZION or 1-888-891-9466 or email: dallas@zionoil.com

Please consider not only buying some Units in this offer, but also spreading the word regarding the work that Zion is doing in Israel.

“And it shall be, if thou go with us, yea, it shall be, that what goodness the Lord shall do unto us, the same will we do unto thee.”

(Numbers 10:32)

Shalom from Dallas

John Brown

Founder and Chairman of Zion Oil & Gas, Inc.

NOTICE

This communication shall not constitute an offer to sell or the solicitation of an offer to buy Units of Zion's securities, which may only be by prospectus, nor shall there be any sale of the Units in any state or country in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state or country.

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding the closing of the offering, the timing and results thereof, Zion’s planned operations, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

PRESS RELEASE:

Zion Oil & Gas Charitable Foundations Hold Initial Meetings of Founding Members

Caesarea, Israel - July 15, 2008 - Zion Oil & Gas, Inc. (Amex: ZN) of Dallas, Texas and Caesarea, Israel announced today that the founding members of the charitable foundations now being established by Zion held their initial organizational meetings in Caesarea, Israel on June 23, 2008. One of the stated goals of Zion Oil & Gas, Inc. has been the establishment of two charitable foundations: one foundation in Israel for the benefit of the State of Israel and its people and one worldwide foundation for the benefit of the rest of the world. It is planned that the foundations will be funded from future income to be derived from the 3 percent overriding royalty interests (6% overriding interest in aggregate) that are to be transferred from the Company’s current oil and gas licenses in Israel. Currently, Zion does not generate any revenues.

Israeli Amuta (i.e. foundation) established in Israel

On June 23, 2008, in Caesarea, Israel, the founding members of the 'Avraham' Foundation met to execute and notarize the articles of the foundation, which were filed as an Amuta in Israel. The Avraham Foundation is expected to receive official recognition of Amuta status within three months. Application for tax exempt status of the Amuta is planned to be submitted shortly to the Israeli tax authorities. During the initial meeting, the founding members discussed the organizational structure and the procedures for determining the criteria for charitable donations in Israel.

Worldwide Foundation established in Geneva, Switzerland

On June 20, 2008, the articles of the 'Abraham' Foundation were executed and filed in Geneva, Switzerland. The Swiss cantonal authorities in Geneva and federal authorities in Bern have given their approval for the establishment of this international foundation and preliminary tax rulings have been received for the Foundation's tax exempt status. Final rulings are expected within the coming months. On June 23, 2008, the founding members of the Abraham Foundation met in Caesarea, Israel to discuss the organizational structure and the procedures for determining the criteria for charitable donations.

John Brown, Zion’s Founder and Chairman, commented today, "With the establishment of these two foundations, we are fulfilling a long stated commitment and I look forward to the day, hopefully not too distant now, when both foundations start to receive revenue from oil and gas royalties". (Proverbs 3:9,10)

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Tel-Aviv and Haifa. It currently holds two petroleum exploration licenses, the Joseph and Asher-Menashe Licenses, between Netanya on the south and Haifa on the north covering a total of approximately 162,000 acres.

Contact:
Ashley Chatman
Zion Oil & Gas, Inc.
6510 Abrams Road, Suite 300
Dallas, TX 75231
(1) 888-891-9466 (1-888-TX1-ZION)
(1) 214-221-4610
Email: dallas@zionoil.com

NOTICE

This communication shall not constitute an offer to sell or the solicitation of an offer to buy Units of Zion's securities, which may only be by prospectus, nor shall there be any sale of the Units in any state or country in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state or country.

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion’s planned operations, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.